Exhibit 99.1

Consent of Independent Valuation Expert

Procaccianti Hotel REIT, Inc.

We hereby consent to the reference to our name and description of our role in the valuation process of certain assets of Procaccianti Hotel REIT, Inc. (the “Company”) referred to in Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 (SEC File No. 333-217578) (as may be amended, the “Registration Statement”) and the related Prospectus of the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey

June 14, 2018